Exhibit 3.3

CERTIFICATE OF AMENDMENT OF
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
SERVICEWARE TECHNOLOGIES, INC.

     ServiceWare Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify:

     FIRST: That the Board of Directors of the Company adopted the following resolutions on January 13, 2005, with respect to amendment and restatement of Article IV of the Company’s Third Amended and Restated Certificate of Incorporation (the “Charter Amendment”):

     NOW, THEREFORE, BE IT RESOLVED, that Article IV of the Third Amended and Restated Certificate of Incorporation be amended in its entirety to read as follows:

ARTICLE IV
CAPITAL STOCK

     I. The total number of shares of stock which the corporation shall have authority to issue is Fifty Five Million (55,000,000) shares, which shall be divided into two classes as follows:

          A. Fifty Million (50,000,000) shares of Common Stock, par value $.01 per share; and

          B. Five Million (5,000,000) shares of Preferred Stock, par value $.01 per share. The corporation’s Board of Directors is hereby expressly authorized to provide by resolution or resolutions from time to time for the issue of the Preferred Stock in one or more series, the shares of each of which series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be permitted under the General Corporation Law of the State of Delaware and as shall be stated in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors pursuant to the authority expressly vested in the Board of Directors hereby.

     II. Reverse Stock Split. At the time this amendment becomes effective (the “Reverse Split Date”), each share of Common Stock issued and outstanding immediately prior to the Reverse Split Date (referred to in this Paragraph II as the “Old Common Stock”) automatically and without any action on the part of the holder thereof will be reclassified and changed into one-tenth (1/10) of a share of new Common Stock, par value $.01 per share (referred to in this Paragraph II as the “New Common Stock”), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates that immediately prior to the Reverse Split Date represented outstanding shares of Old Common Stock (the “Old Certificates”) will be entitled to receive, upon surrender of such Old Certificates to the corporation for cancellation, a certificate or certificates (the “New Certificate”, whether one or more) representing the number of whole shares (rounded down to the nearest whole share) of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Reverse Split Date, Old Certificates shall represent only the right to receive New

     Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the corporation. In lieu of any such fractional shares of New Common Stock, each stockholder with a fractional share will be entitled to receive, upon surrender of Old Certificates to the corporation for cancellation, an amount in cash equal to the product of (i) the closing trading price of the corporation’s Common Stock on the trading date immediately before the effective date of this amendment and (ii) such fraction. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the corporation determines that a holder of Old Certificates has not tendered all his, her or its certificates for exchange, the corporation shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of nine-tenths of one share of New Common Stock. The Old Certificates surrendered for exchange shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the corporation that such taxes are not payable. From and after the Reverse Split Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be an amount equal to the product of the number of issued and outstanding shares of New Common Stock and the One Cent ($.01) par value of each such share. The Reverse Split Date shall be the commencement of business on February 4, 2005.

     SECOND: That pursuant to resolution of the Board of Directors, a meeting of the stockholders of the Company was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by the General Corporation Law of the State of Delaware were voted in favor of the Charter Amendment.

     THIRD: That said Charter Amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, ServiceWare Technologies, Inc. has caused this Certificate to be signed by Kent Heyman, its Chief Executive Officer and President, this ___day of January, 2005.

SERVICEWARE TECHNOLOGIES, INC.

By:

Name: Kent Heyman Title: President and Chief Executive Officer